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                                                                    EXHIBIT 99.1


[PROVINCE HEALTHCARE LOGO]


                                              NEWS RELEASE
                                              FOR IMMEDIATE RELEASE

                                              CONTACT: MERILYN H. HERBERT
                                              VICE PRESIDENT, INVESTOR RELATIONS
                                              (615)370-1377


                   PROVINCE HEALTHCARE APPOINTS STEPHEN M. RAY
                             CHIEF FINANCIAL OFFICER


         Brentwood, TN, October 29, 2001 - Province Healthcare Company (Nasdaq:PRHC) announced today that Stephen M. Ray, is joining the Company effective January 1, 2002 as its Senior Executive Vice President, Finance and Chief Financial Officer. In this capacity he will be responsible for all areas of finance for the Company.

         Mr. Ray, a certified public accountant, has more than twenty years healthcare experience and most recently held the position of Executive Vice President, Finance and Chief Financial Officer for Health Management Associates, Inc. (HMA). Mr. Ray served as an executive officer for HMA for approximately 19 years.

         Martin S. Rash, Chairman and Chief Executive officer said, "I am pleased to announce the addition of Steve to our management team. I have known Steve for almost 25 years having worked with him at Hospital Affiliates International, Inc., a multi-hospital company. Steve is well known in the healthcare industry by investors and analysts alike. It is widely recognized that Steve was an integral part of HMA's management team, overseeing the financial operations and other projects vital to HMA's growth and economic success. Over the years he has distinguished himself with technical financial expertise and a commitment to the philosophy and ethics that characterize Province. Steve will bring additional depth to an already exceptionally strong management team and will aid in our Company's continued growth and success".

         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company owns or leases 18 general acute care hospitals in eleven states with a total of 1,972 licensed beds. The Company also provides management services to 34 non-urban hospitals in 13 states with a total of 2,727 licensed beds.

CONTACT: Merilyn H. Herbert, Province Healthcare Company (PRHC) at (615)370-1377